Exhibit 99.2

MIKRON INFRARED ANNOUNCES THAT IT INTENDS TO VOLUNTARILY
DELIST ITS SHARES FROM THE NASDAQ CAPITAL MARKET

Oakland, NJ - May 8, 2007 - Mikron Infrared, Inc. (NASD: MIKR) announced that, by reason of its acquisition by LumaSense Technologies, Inc., which was completed on May 7, 2007, Mikron has given notice to the Nasdaq Stock Market that it intends to voluntarily delist its shares of common stock from the Nasdaq Capital Market. Such delisting will not occur prior to May 19, 2007.

LumaSense’s acquisition of Mikron was consummated pursuant to an Agreement and Plan of Merger dated February 8, 2007 between and among LumaSense, Red Acquisition Corporation, a wholly owned subsidiary of LumaSense, and Mikron. Pursuant to that agreement, Red Acquisition Corporation merged with and into Mikron, and Mikron thereby became a wholly owned subsidiary of LumaSense.

Upon consummation of that transaction, each of Mikron’s outstanding 5,588,556 shares of common stock was cancelled and the holders thereof became entitled to receive $11.50 per share without interest.

About Mikron

Mikron Infrared, Inc. has been an innovative leader in the field of infrared non-contact temperature measurement since 1969. The company is an innovative provider of infrared non-contact temperature solutions for applications in the steel, glass, petroleum, chemistry, food and beverage, glass, medical, power, semiconductor and security industries. Mikron also offers experience in many different thermal applications, specialized software, and custom camera configurations.

About LumaSense Technologies, Inc.

LumaSense Technologies is a global leader in providing quality sensor instrumentation to the clean technology, medical and energy markets. LumaSense is an operating company with a strategy to acquire other leading sensor instrumentation companies serving similar customers with complementary technologies and products. LumaSense’s acquisitions are industry pioneers with hundreds of global customers: Luxtron Corporation - fiber optic temperature measurement sensors; Innova AirTech Instruments - trace gas monitoring and analysis; Andros - non-dispersive and dispersive infrared gas analysis; Mikron Infrared - non-contact temperature measurement, thermal imaging systems and blackbody calibration instruments. LumaSense is backed by Oak Investment Partners, a leading multi-stage venture capital firm with a 28 year history and DFJ Element, a leading venture capital investor in clean technology.

Contact:	Paul A. Kohmescher 201-405-0900